Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARETRUST REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	46-3999490
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27101 Puerta Real, Suite 400 Mission Viejo, CA	92691
(Address of principal executive offices)	(Zip Code)

THE CARETRUST REIT, INC. AND CTR PARTNERSHIP, L.P. INCENTIVE AWARD PLAN

(Full title of the plan)

Gregory K. Stapley

President and Chief Executive Officer

CareTrust REIT, Inc.

27101 Puerta Real, Suite 400

Mission Viejo, California 92691

(Name and address of agent for service)

(949) 540-2000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value	5,000,000	$17.67	$88,350,000	$11,379.48

(1)	This registration statement covers, in addition to the number of shares of common stock, $0.01 par value per shares, of the Registrant (the “CareTrust Common Stock”) stated above, options and other rights to purchase or acquire the shares of CareTrust Common Stock covered by this registration statement and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the CareTrust REIT, Inc. and CTR Partnership, L.P. Incentive Award Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(2)	Calculated solely for the purpose of this offering under Rule 457(h) of the Securities Act, based on the average of the high and low sale prices per share of CareTrust Common Stock on June 5, 2014, as reported on the Nasdaq Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

CareTrust REIT, Inc. (“we,” “our,” “us,” the “Company” or the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)	The Registrant’s Registration Statement on Form 10 (File No. 001-36181) (the “Form 10”);

(b)	The Registrant’s Current Reports on Form 8-K dated May 16, 2014 (filed May 16, 2014), May 23, 2014 (filed May 30, 2014) and May 30, 2014 (filed June 5, 2014); and

(c)	The description of the Common Stock contained in the Registrant’s information statement, filed as Exhibit 99.1 to the Form 10.

In addition, all documents and reports filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports, provided that unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statutory provisions referred to below, the Registrant’s Charter (as defined below) and Bylaws (as defined below), and the contracts referred to below. The Bylaws provide that the Registrant will indemnify its officers and directors to the maximum extent permitted by Maryland law.

Maryland General Corporation Law. The General Corporation Law of the State of Maryland (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Charter. Our Amended and Restated Articles of Incorporation (“Charter”) authorize us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of the Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our Charter also permits us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

Bylaws. Pursuant to our Amended and Restated Bylaws (the “Bylaws”), we will, to the maximum extent permitted by Maryland law, indemnify any individual who is one of our present or former directors or officers and who was or is made or threatened to be made a party to any pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of his or her service in that capacity or who is or was a director or officer of us and serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise at our request and who was or is made or threatened to be made a party to any Proceeding by reason of his or her service in that capacity.

Our Bylaws provide that our board of directors has the power to grant, in its sole discretion, such indemnification as the board of directors deems in the interest of the Company to the full extent permitted by law.

Insurance. All of the our directors and officers are covered by insurance policies maintained and held in effect by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Indemnification Agreements. We expect to enter into an indemnification agreement with each of our directors and officers. While Maryland law permits a corporation to indemnify its directors and officers, as described above, it also authorizes other arrangements for indemnification of directors and officers, including insurance. The indemnification agreements are intended to provide indemnification to the maximum extent permitted by Maryland law.

Separation and Distribution Agreement. In connection with our spin-off from The Ensign Group, Inc. (“Ensign”), we entered into a Separation and Distribution Agreement with Ensign, dated as of May 23, 2014 (the “Separation Agreement”), which provides that Ensign will indemnify us, our affiliates and each of our respective current and former directors, officers, agents and employees against any and all losses relating to (a) liabilities arising out of the Ensign Business (as defined in the Separation Agreement), (b) any breach by Ensign of any provision of the Separation Agreement or any ancillary agreement, and (c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information contained in the Form 10 regarding Ensign provided to us by Ensign for inclusion therein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Articles of Amendment and Restatement of CareTrust REIT, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10 (File No. 001-36181))

4.2	Amended and Restated Bylaws of CareTrust REIT, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10 (File No. 001-36181))

5.1	Opinion of DLA Piper LLP*

23.1	Consent of DLA Piper LLP (contained in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm re CareTrust REIT, Inc.*

23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm re The Ensign Group, Inc.*

23.4	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm re Ensign Properties*

24.1	Power of Attorney (included with signature page)

99.1	The CareTrust REIT, Inc. and CTR Partnership, L.P. Incentive Award Plan. (incorporated herein by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form 10 (File No. 001-36181))

*	Filed herewith.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant‘s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan‘s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mission Viejo, State of California, on this 9th day of June, 2014.

CARETRUST REIT, INC.

By:	/s/ Gregory K. Stapley
Gregory K. Stapley President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, the undersigned hereby constitute and appoint Gregory K. Stapley, William M. Wagner, and David M. Sedgwick, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gregory K. Stapley Gregory K. Stapley	President, Chief Executive Officer and Director (Principal Executive Officer)	June 9, 2014

/s/ William M. Wagner William M. Wagner	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	June 9, 2014

/s/ Christopher R. Christensen Christopher R. Christensen	Director	June 9, 2014

/s/ Jon D. Kline Jon D. Kline	Director	June 9, 2014

/s/ David G. Lindahl David G. Lindahl	Director	June 9, 2014

/s/ Gary B. Sabin Gary B. Sabin	Director	June 9, 2014

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Amendment and Restatement of CareTrust REIT, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10 (File No. 001-36181))

4.2	Amended and Restated Bylaws of CareTrust REIT, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10 (File No. 001-36181))

5.1	Opinion of DLA Piper LLP*

23.1	Consent of DLA Piper LLP (contained in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm re CareTrust REIT, Inc.*

23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm re The Ensign Group, Inc.*

23.4	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm re Ensign Properties*

24.1	Power of Attorney (included with signature page)

99.1	The CareTrust REIT, Inc. and CTR Partnership, L.P. Incentive Award Plan. (incorporated herein by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form 10 (File No. 001-36181))

*	Filed herewith.